CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,618,000	$208.40

Reopening supplement no. 1 to pricing supplement no. 2641 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 2-I dated November 14, 2011	Registration Statement No. 333-177923 Dated July 3, 2014 Rule 424(b)(2)
Structured Investments	$1,618,000* Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return due July 5, 2019
General
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The notes are designed for investors who seek unleveraged exposure to the S&P GSCI™ Brent Crude Oil Index Total Return minus the Investor Fee, which accrues at a rate of 0.65% per annum and which is deducted on each Observation Date.  Investors should be willing to forgo interest payments and, if the Index Closing Level of the S&P GSCI™ Brent Crude Oil Index Total Return decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, be willing to lose some or all of their principal amount at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing July 5, 2019†
•	Minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof
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The notes are not commodity futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.  Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

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The purpose of this reopening supplement no. 1 to pricing supplement no. 2641 is to offer additional notes with an aggregate principal amount of $1,618,000, which we refer to as the “reopened notes.”  $35,742,000 aggregate principal amount of notes will be originally issued on July 7, 2014, which we refer to as the “original notes.”  The reopened notes will constitute a further issuance of, and will be consolidated with and form a single tranche with, the original notes.

Key Terms
Index:	The S&P GSCI™ Brent Crude Oil Index Total Return (Bloomberg ticker: SPGCBRTR)
Payment at Maturity:
You will receive at maturity a cash payment equal to the Indicative Note Price as of the Final Observation Date.
You will lose some or all of your principal amount at maturity if, from the Inception Date to the Final Observation Date, the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Observation Date and which will reduce your final payment.

Indicative Note Price:
On the Inception Date, the Indicative Note Price of each $1,000 principal amount note will be $1,000.
On each subsequent Observation Date, the Indicative Note Price of each $1,000 principal amount note will be equal to:
(a) (i) the Indicative Note Price as of the immediately preceding Observation Date multiplied by (ii) the Index Factor as of that Observation Date minus
(b) the Investor Fee as of that Observation Date.
If the amount calculated above is less than zero, the Indicative Note Price on that Observation Date will be $0.

Investor Fee:
On any Observation Date, the product of:
(a) the Indicative Note Price as of the immediately preceding Observation Date;
(b) the Investor Fee Percentage; and
(c) (i) the number of calendar days from and including the immediately preceding Observation Date to and excluding that Observation Date divided by (ii) 360

Investor Fee Percentage:	0.65%
Index Factor:	On any Observation Date, (a) the Index Closing Level on that Observation Date divided by (b) the Index Closing Level on the immediately preceding Observation Date
Index Closing Level on the Inception Date:	1,298.963
Inception Date:	July 1, 2014
Reopening Pricing Date:	July 3, 2014, which is the date on which the reopened notes were priced
Reopening Issue Date (Settlement Date):	For the reopened notes, on or about July 9, 2014
Observation Dates†:	Each business day from and including the Inception Date to and including July 1, 2019 (the “Final Observation Date”)
Maturity Date†:	July 5, 2019
CUSIP:	48126N7C5
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Index” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this reopening supplement

Investing in the Return Notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Selected Risk Considerations” beginning on page PS-5 of this reopening supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this reopening supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
*  The notes offered hereby, which we refer to as the “reopened notes,” constitute a further issuance of, and will be consolidated with and form a single tranche with, the $35,742,000 aggregate principal amount of our Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return due July 5, 2019 to be issued on July 7, 2014, which we refer to as the “original notes.”  The reopened notes will have the same CUSIP as the original notes and will trade interchangeably with the original notes.  References to the “notes” will collectively refer to the reopened notes and the original notes.  After the issuance of the reopened notes, the aggregate principal amount of the outstanding notes of this tranche will be $37,360,000.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$989.106	$ —	$989.106
Total	$1,600,373.508	$ —	$1,600,373.508
(1)	See “Supplemental Use of Proceeds” in this reopening supplement for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will not receive selling commissions on the notes, but will receive the aggregate profits generated from the deduction of the Investor Fee to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

The estimated value of the notes on the Reopening Pricing Date as determined by JPMS was $989.106 per $1,000 principal amount note, but the notes are subject to an Investor Fee.  See “Key Terms — Investor Fee” above.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 3, 2014

Additional Terms Specific to the Notes

You should read this reopening supplement no. 1 to pricing supplement no. 2641 together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011. This reopening supplement, together with the documents listed below, contains the terms of the notes, supplements the pricing supplement related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this reopening supplement, the “Company, ” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this reopening supplement:

(a)	each Observation Date is a “Determination Date” as described in the accompanying product supplement no. 2-I;

(b)
the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I; and

(c)
for the avoidance of doubt, the Index Return, the Initial Index Level and the Ending Index Level referred to in the accompanying product supplement no. 2-I are not used in the calculation of the payment at maturity, and statements in the accompanying product supplement no. 2-I referring the Initial Index Level or the Ending Index Level should be disregarded.

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return linked to the performance of the Index at maturity, subject to the daily deduction of the Investor Fee.  The notes are not subject to a predetermined maximum return and, accordingly, any return at maturity will be determined based on the performance of the Index, subject to the daily deduction of the Investor Fee.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE S&P GSCI™  BRENT CRUDE OIL INDEX TOTAL RETURN — The return on the notes is linked to the performance of the S&P GSCI™  Brent Crude Oil Index Total Return, a sub-index of the S&P GSCI™, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC.  The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy.  The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities.  The S&P GSCI™ Brent Crude Oil Index Total Return references the front-month Brent crude oil futures contract (i.e., the Brent crude futures contract generally closest to expiration) traded on ICE Futures Europe.  The S&P GSCI™ Brent Crude Oil Index Total Return provides investors with a publicly available benchmark for investment performance in the Brent crude oil commodity markets. The S&P GSCI™ Brent Crude Oil Index Total Return is a total return index.  A “total return” index, in addition to reflecting returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the Index, are the designated crude oil futures contracts), also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.  See “The S&P GSCI Indices” in the accompanying product supplement no. 2-I.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-1

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may apply to payments on the notes made after June 30, 2014 and to payments of gross proceeds of the sales of the notes made after December 31, 2016, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-2

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the futures contracts underlying the Index, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments related to, any of the foregoing.  In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2-I dated November 14, 2011.  You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  You will lose some or all of your principal amount at maturity if, from the Inception Date to the Final Observation Date, the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Observation Date and which will reduce your final payment.

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EVEN IF THE LEVEL OF THE INDEX INCREASES, YOU MAY RECEIVE LESS THAN YOUR PRINCIPAL AMOUNT DUE TO THE INVESTOR FEE — The amount of the Investor Fee, which is deducted on each Observation Date, will reduce the payment, if any, you will receive at maturity.  If the level of the Index decreases or even if the level of the Index increases, but the Index does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted daily, you will receive less than your principal amount at maturity.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Note Calculation Agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes on the Reopening Pricing Date, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the Note Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the Index Closing Level, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility of the Index;

•	the time to maturity of the notes;

•	supply and demand trends at any time for the commodity upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on that commodity;

•	the market price of the commodity upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on that commodity;

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-3

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PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contracts included in the Index.  See “The Market Price of Brent Crude Oil Will Affect the Value of the Notes” below.  The prices of commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

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WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the Note Calculation Agent.  If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I for more information.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes.  Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission (the “CFTC”) on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts.  The limits would apply to a number of commodity futures contracts that may be held by the iShares® S&P GSCI™ Commodity-Indexed Trust.  The limits will apply to a person’s combined position in futures, options, and swaps on the same underlying commodity.  The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets.  The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on the level of the Index and your payment at maturity.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes.  See “We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

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THE MARKET PRICE OF BRENT CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Index, which is composed of futures contracts on Brent crude oil, we expect that generally the market value of the notes will depend in part on the market price of Brent crude oil. The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-4

hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

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FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS — Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Index will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the level of the Index and, therefore, the notes.

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A DECISION BY AN EXCHANGE ON WHICH THE FUTURES CONTRACTS UNDERLYING THE INDEX ARE TRADED TO INCREASE MARGIN REQUIREMENTS MAY AFFECT THE LEVEL OF THE INDEX — If an exchange on which the futures contracts underlying the Index are traded increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.

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THE INDEX MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITY FUTURES CONTRACTS THAN A BROADER COMMODITIES INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI™. In contrast to the S&P GSCI™, which includes contracts on crude oil and non-crude oil commodities, the Index comprises contracts on only crude oil. As a result, price volatility in the contracts included in the Index will likely have a greater impact on the Index than it would on the broader S&P GSCI™. In addition, because the Index omits principal market sectors composing the S&P GSCI™, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

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THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The Index tracks commodity futures contracts, not physical commodities (or their spot prices).  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

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OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Index, the related commodity or other exchange-traded or over-the-counter instruments based on the futures contracts that compose the Index or the related commodity.  You will not have any rights that holders of those assets or instruments have.

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HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF THOSE CONTRACTS MAY AFFECT THE LEVEL OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced with a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.”  Contango could adversely affect the level of the Index and thus the value of notes linked to the Index.  The futures contracts underlying the Index have historically been in contango.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-5

minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.

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JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on commodity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index, the Index Constituents and the futures contracts underlying the Index.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.

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THE INDEX CLOSING LEVEL ON THE FINAL VALUATION DATE MAY BE LESS THAN THE INDEX CLOSING LEVEL ON THE MATURITY DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The Index Closing Level on the maturity date or at other times during the term of the notes, including dates near the Final Observation Date, could be higher than the Index Closing Level on the Final Observation Date.  Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Index or in the commodity futures contracts underlying the Index.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-6

What Is the Payment at Maturity, Assuming a Range of Performances for the Index?

The following examples illustrate how the notes would perform at maturity in hypothetical circumstances.  We have included an example in which the Index Closing Level increases at a constant rate of 2% every six months through maturity (Example 1) and an example in which the Index Closing Level decreases at a constant rate of 2% every six months through maturity (Example 2).  In addition, Example 3 shows the Index Closing Level increasing at a rate of 2% every six months for the first 2.5 years and then decreasing at a rate of 2% every six months for the next 2.5 years, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing at a rate of 2% every six months for the first 2.5 years, and then increasing at a rate of 2% every six months for the next 2.5 years.  For ease of analysis and presentation, the following examples assume Observation Dates occur semiannually so that the Index Factor, the Investor Fee and the Indicative Note Price are recalculated only twice each year.

These examples highlight the impact of the Investor Fee on the payment at maturity under different circumstances.  Because the Investor Fee takes into account the Index Closing Level performance, the absolute level of the Investor Fee is dependent on the path taken by the Index Closing Level to arrive at its ending level.  As a result, the actual Investor Fee, which is deducted on each Observation Date, may be greater than or less than the hypothetical Investor Fee (which is calculated annually) shown in these examples.  The figures in these examples have been rounded for convenience.  The hypothetical Indicative Note Price of each note for the end of the 10th semiannual period (i.e., the end of year 5) is as of the hypothetical Final Observation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Example 1

Assumptions:

Investor Fee Percentage	0.65% per annum
Index Closing Level on the Inception Date	1,300.00
Period End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Price*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (182.5/360)	(Et-1 × Ct) – Dt
0	1,300.00	—	—	$1,000.00
1	1,326.00	1.02	$3.30	$1,016.70
2	1,352.52	1.02	$3.35	$1,033.69
3	1,379.57	1.02	$3.41	$1,050.96
4	1,407.16	1.02	$3.46	$1,068.51
5	1,435.31	1.02	$3.52	$1,086.36
6	1,464.01	1.02	$3.58	$1,104.51
7	1,493.29	1.02	$3.64	$1,122.96
8	1,523.16	1.02	$3.70	$1,141.72
9	1,553.62	1.02	$3.76	$1,160.79
10	1,584.69	1.02	$3.82	$1,180.18

* Assuming that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated semiannually for purposes of this example. The Investor Fee accrues each calendar day until maturity, and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each business day after the Inception Date up to and including the Final Observation Date.
† Assuming that the total number of calendar days in each semiannual period is 182.5.

We cannot predict the actual Indicative Note Price on any Observation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Price and the market value of your notes at any time prior to the maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on the actual Indicative Note Price on the Final Observation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues semiannually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated semiannually, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the tables above.

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-7

Example 2

Assumptions:

Investor Fee Percentage	0.65% per annum
Index Closing Level on the Inception Date	1,300.00
Period End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Price*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (182.5/360)	(Et-1 × Ct) – Dt
0	1,300.00	—	—	$1,000.00
1	1,274.00	0.98	$3.30	$976.70
2	1,248.52	0.98	$3.22	$953.95
3	1,223.55	0.98	$3.14	$931.73
4	1,199.08	0.98	$3.07	$910.03
5	1,175.10	0.98	$3.00	$888.83
6	1,151.60	0.98	$2.93	$868.12
7	1,128.56	0.98	$2.86	$847.90
8	1,105.99	0.98	$2.79	$828.15
9	1,083.87	0.98	$2.73	$808.85
10	1,062.19	0.98	$2.67	$790.01

* Assuming that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated semiannually for purposes of this example. The Investor Fee accrues each calendar day until maturity, and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each business day after the Inception Date up to and including the Final Observation Date.
† Assuming that the total number of calendar days in each semiannual period is 182.5.

Example 3

Assumptions:

Investor Fee Percentage	0.65% per annum
Index Closing Level on the Inception Date	1,300.00
Period End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Price*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (182.5/360)	(Et-1 × Ct) – Dt
0	1,300.00	—	—	$1,000.00
1	1,326.00	1.02	$3.30	$1,016.70
2	1,352.52	1.02	$3.35	$1,033.69
3	1,379.57	1.02	$3.41	$1,050.96
4	1,407.16	1.02	$3.46	$1,068.51
5	1,435.31	1.02	$3.52	$1,086.36
6	1,406.60	0.98	$3.58	$1,061.05
7	1,378.47	0.98	$3.50	$1,036.34
8	1,350.90	0.98	$3.41	$1,012.20
9	1,323.88	0.98	$3.34	$988.62
10	1,297.40	0.98	$3.26	$965.59

* Assuming that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated semiannually for purposes of this example. The Investor Fee accrues each calendar day until maturity, and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each business day after the Inception Date up to and including the Final Observation Date.
† Assuming that the total number of calendar days in each semiannual period is 182.5.

We cannot predict the actual Indicative Note Price on any Observation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Price and the market value of your notes at any time prior to the maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on the actual Indicative Note Price on the Final Observation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues semiannually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated semiannually, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the tables above.

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-8

Example 4

Assumptions:

Investor Fee Percentage	0.65% per annum
Index Closing Level on the Inception Date	1,300.00
Period End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Price*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (182.5/360)	(Et-1 × Ct) – Dt
0	1,300.00	—	—	$1,000.00
1	1,274.00	0.98	$3.30	$976.70
2	1,248.52	0.98	$3.22	$953.95
3	1,223.55	0.98	$3.14	$931.73
4	1,199.08	0.98	$3.07	$910.03
5	1,175.10	0.98	$3.00	$888.83
6	1,198.60	1.02	$2.93	$903.67
7	1,222.57	1.02	$2.98	$918.77
8	1,247.02	1.02	$3.03	$934.12
9	1,271.96	1.02	$3.08	$949.72
10	1,297.40	1.02	$3.13	$965.59

* Assuming that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated semiannually for purposes of this example. The Investor Fee accrues each calendar day until maturity, and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each business day after the Inception Date up to and including the Final Observation Date.
† Assuming that the total number of calendar days in each semiannual period is 182.5.

We cannot predict the actual Indicative Note Price on any Observation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Price and the market value of your notes at any time prior to the maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on the actual Indicative Note Price on the Final Observation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues semiannually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated semiannually, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index Closing Level on any trading day or what the value of your notes may be.  Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes.  The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-9

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical Index Closing Levels from January 2, 2009 through June 27, 2014.  The Index Closing Level on July 3, 2014 was 1,284.829.  We obtained the Index Closing Levels below from Bloomberg Financial Markets, without independent verification.

The Index Closing Levels should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on any Observation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Payment at Maturity, Assuming a Range of Performances for the Index” in this reopening supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P GSCI™ Brent Crude Oil Index Total Return” in this reopening supplement for a description of the market exposure provided by the notes.

The original issue price of the notes reflects JPMS’s estimated value of the notes.

For purposes of the notes offered by this reopening supplement, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. 2-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time.  These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.  The price of any additional offering will be determined at the time of pricing of that offering.  We have no obligation to take your interests into account when deciding to issue additional notes.

Validity of the Reopened Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the reopened notes offered by this reopening supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such reopened notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-10

and delivery of the indenture and its authentication of the reopened notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Return Notes Linked to the S&P GSCI™ Brent Crude Oil Index Total Return	PS-11